EXHIBIT 23

HELLER FINANCIAL, INC. AND SUBSIDIARIES

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Heller Financial, Inc.

          As independent public accountants, we hereby consent to the incorporation of our report dated January 18, 2000 (except with respect to the matters discussed in Note 26, as to which the date is February 15, 2000) included in this Form 10-K, into the Company’s previously filed Registration Statement on Form S-3 No. 333-58723. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.

/S / ARTHUR ANDERSEN LLP

Chicago, Illinois
February 22, 2000